Exhibit 23-1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements Nos. 333-110395, 333-75468, 333-90540 and 333-146565 of Automatic Data Processing Inc. on Form S-8 of our report dated June 29, 2011, appearing in this Annual Report on Form 11-K of Automatic Data Processing Inc. Retirement and Savings Plan for the year ended December 31, 2010.

/s/ J.H. Cohn LLP

Roseland, New Jersey
June 29, 2011